Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Blackbaud, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title (1)(2)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share (3)(4)	Rule 456(b) And Rule 457(r)	(1)	(1)	(1)	(1)	(1)
	Equity	Preferred Stock (3)(4)	Rule 456(b) And Rule 457(r)	(1)	(1)	(1)	(1)	(1)
	Other	Depositary Shares (3)(5)	Rule 456(b) And Rule 457(r)	(1)	(1)	(1)	(1)	(1)
	Other	Warrants (6)	Rule 456(b) And Rule 457(r)	(1)	(1)	(1)	(1)	(1)
	Other	Stock Purchase Contracts (7)	Rule 456(b) And Rule 457(r)	(1)	(1)	(1)	(1)	(1)
	Other	Stock Purchase Units (8)	Rule 456(b) And Rule 457(r)	(1)	(1)	(1)	(1)	(1)
	Debt	Debt Securities (3)	Rule 456(b) And Rule 457(r)	(1)	(1)	(1)	(1)	(1)
Fees Previously Paid	N/A	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	N/A	—	—	—		—			—	—	—	—
	Total Offering Amounts					—		—
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							—

(1)
An indeterminate aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be sold by Blackbaud, Inc. (the “Registrant”) at indeterminate prices. Separate consideration may or may not be received for securities that are issuable upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities. In reliance on and in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the Registrant is deferring payment of all of the registration fee.

(2)
The securities registered under this registration statement may be sold separately, together or as units with other securities registered under this registration statement.

(3)
Common stock, preferred stock, depositary shares and debt securities, as may be issuable upon conversion or redemption of common stock, preferred stock, depositary shares or debt securities, as the case may be, or upon the exercise of warrants, in each case, registered under this registration statement.

(4)
Common stock and preferred stock may be issued by the Registrant upon settlement of the stock purchase contracts or stock purchase units of the Registrant, in each case, registered under this registration statement.

(5)
Depositary shares will be evidenced by depositary receipts issued pursuant to a deposit agreement. In the event that the Registrant elects to offer to the public fractional interests in shares of preferred stock registered under this registration statement, depositary receipts will be distributed to those persons purchasing such fractional interests and the shares of preferred stock will be issued to the depositary under the applicable deposit agreement.

(6)
Warrants may represent rights to purchase our common stock, preferred stock or debt securities, in each case, registered under this registration statement.

(7)
Stock purchase contracts may be issued separately or as stock purchase units.

(8)
Stock purchase units may consist of a stock purchase contract and debt securities or preferred stock, in each case, registered under this registration statement or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase our common stock or preferred stock under the stock purchase contracts.